Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jim Mazzola

jim.mazzola@tptherapeutics.com

858-342-8272

TURNING POINT THERAPEUTICS ANNOUNCES UPDATED INTERIM

CLINICAL DATA OF REPOTRECTINIB IN ADVANCED ROS1+ NON-SMALL CELL LUNG CANCER

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In TKI-naïve ROS1+ Patients, Overall Response Rate by Blinded Review is 82 Percent, and 83 Percent at Likely Recommended Phase 2 Dose of 160 mg QD or Above; Median Duration of Response across all Dose Levels Not Yet Reached

•	Since Prior Update, Overall Response Rate by Blinded Review Increased in ROS1+ Patients Pretreated with one Prior TKI to 39 percent and to 55 Percent at Doses of 160 mg QD or Above

•	All Five ROS1+ Crizotinib-Pretreated Patients with G2032R Solvent Front Mutation had Tumor Regressions, and Overall Response Rate by Blinded Review is 40 Percent

•	Phase 2 Portion of TRIDENT-1 Registrational Study on Track for Initiation in 2H 2019

•	Company Files 10-Q and Provides Financial Update

SAN DIEGO, May 31, 2019 – Turning Point Therapeutics, Inc. (NASDAQ: TPTX), a precision oncology company developing novel drugs to address treatment resistance, today announced updated interim data from its ongoing Phase 1/2 TRIDENT-1 clinical study of lead drug candidate repotrectinib in ROS1-positive non-small cell lung cancer (NSCLC) patients.

The results, which will be presented today during an oral session at the annual meeting of the American Society of Clinical Oncology (ASCO), demonstrate ongoing antitumor activity and a manageable safety profile across multiple dose cohorts in both tyrosine kinase inhibitor (TKI) naïve and TKI-pretreated patients, including patients with intracranial disease.

“With additional follow up and new patients enrolled in the TRIDENT-1 study, repotrectinib continues to demonstrate promising efficacy and a safety profile consistent with a potential best-in-class ROS1 therapy for patients with advanced non-small cell lung cancer,” said Dr. Byoung Chul Cho, Yonsei Cancer Center at Severance Hospital, Yonsei University College of Medicine, Seoul, Republic of Korea. “The ongoing Phase 1 data remain encouraging in both TKI-naïve patients with intracranial disease and patients pretreated with crizotinib -- including those with difficult to treat solvent front mutations -- where there are currently very few therapeutic options.”

Dr. Cho is an investigator for the TRIDENT-1 study and will present the data today at the annual ASCO conference.

Repotrectinib is an investigational next-generation TKI designed to effectively target ROS1 and TRK A/B/C and systemically overcome resistant mutations that invariably result following treatment with other TKIs. ROS1 rearrangement is an oncogenic driver of tumors in up to 2.6 percent of U.S. advanced NSCLC patients.

As of the March 4, 2019 data cut-off, the interim Phase 1 data showed the following results.

Preliminary Safety Analysis (n=83):

•	A total of 83 (ROS1+, NTRK+ and ALK+) patients were treated with repotrectinib at dose levels from 40 mg daily (QD) to 200 mg twice daily (BID).

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Repotrectinib was generally well tolerated, with the most frequent treatment emergent adverse events (TEAEs) being Grade 1 or 2. The TEAEs found in >25% of pts were dizziness (57%), dysgeusia (51%), dyspnea (30%), fatigue (30%), constipation (29%), paresthesia (29%), and anemia (28%). There were few Grade 3 treatment-related AEs (anemia (n=3); dizziness (n=2); and dyspnea, hypophosphatemia, hypoxia, pleural effusion, and weight increase (all n=1)), and no Grade 4 treatment-related AEs or cases of dizziness leading to treatment discontinuation.

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No additional dose-limiting toxicities (DLTs) have occurred since the last data cut-off of Oct. 31, 2018. Prior DLTs included Grade 3 dyspnea/hypoxia (n=1), and Grade 2 (n=1) and Grade 3 (n=2) dizziness. Four total Grade 5 TEAEs (one of four determined to be possibly treatment related) have occurred, with one Grade 5 case of respiratory failure reported as related to disease progression since the last interim data update.

Preliminary Efficacy Analysis (n=33)

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Within the ROS1+ NSCLC blinded independent central review (BICR) efficacy evaluable population (n=33), the median number of prior TKI therapies was one (range 0 to 3), the majority of which were crizotinib.

•	Forty-five percent of patients remained on treatment (15/33), with 12 of the 15 (80%) patients remaining on treatment for more than 12 months.

TKI-Naïve Efficacy Analysis

In TKI-naïve patients, overall response rate (ORR) by BICR was 82 percent (9/11). At a dose of 160 mg QD or above, the likely recommended Phase 2 dose, ORR by BICR remains at 83 percent, consistent with the prior update. Efficacy results are summarized in the following table:

	Prior Interim Analysis by BICR Oct. 31, 2018 Data cut-off	Current Interim Analysis by BICR March 4, 2019 Data cut-off
All ROS1 NSCLC (TKI Naïve & Pretreated)	N=28	N=33
TKI Naïve	N=10	N=11
Median Follow up – (Range)	16.4 months (5.3-16.6+)	16.4 months (3.5+-19.4+)
ORR (%) (95% CI)	9/10 (90) (56-100)	9/11 (82) (48-98)
ORR at 160 mg QD or above	5/6 (83)	5/6 (83)
Median Duration of Response – Months (Range)	Not Reached (5.5+-14.9+) 5 of 9 remain in cPR (5.5+ to 14.9+ months)	Not Reached (5.6-17.7+) 5 of 9 remain in cPR (10.9+ to 17.7+ months)
Intracranial ORR n (%) (95% CI)	3/3 (100) (29-100)	3/3 (100) (29-100) All remain in cPR
Clinical Benefit Rate (%) (95% CI)	10/10 (100) (69-100)	11/11 (100) (72-100)

TKI-Pretreated Efficacy Analysis

In TKI-pretreated patients, ORR by BICR improved from 28 percent in the prior data cut-off to 32 percent, and from 44 percent to 55 percent in patients pretreated with 1 TKI and dosed at 160 mg QD or above. Efficacy results are summarized in the following table:

	Prior Interim Analysis by BICR Oct. 31, 2018 Data cut-off	Current Interim Analysis by BICR March 4, 2019 Data cut-off
All ROS1 NSCLC (TKI Naïve & Pretreated)	N=28	N=33
TKI Pretreated	N=18	N=22
Median Follow up – (Range)	12.9 months (0.6-14.5)	14.6 months (1.4-16.6+)

ORR (%) (95% CI)		5/18 (28) (10-53)	7/22 (32) (14-55)
O R R	1 prior TKI	5/15 (33)	7/18 (39)
	1 prior TKI 160 mg QD or above	4/9 (44)	6/11 (55)
	1 prior TKI crizotinib only 160 mg QD or above	3/6 (50)	4/7 (57)
	2 or more prior TKIs	0/3 (0)	0/4 (0)
Duration of Response – Months # still in response (+)		1 of 5 responders still in cPR at 1.9+ months	3 of 7 responders still in cPR at 1.0+ to 7.6+ months
ORR in G2032R Solvent Front Mutations (%)		1/4 (25)	2/5 (40)
Intracranial ORR n (%) 1 prior TKI		2/4 (50) 2/3 (67)	3/5 (60) 3/4 (75)
Clinical Benefit Rate (%) (95% CI)		14/18 (78) (52-94)	16/22 (73) (50-89)

Five patients pretreated with crizotinib had a ROS1 G2032R solvent front mutation detected at baseline by plasma cfDNA or next-generation sequencing tests. All five patients had tumor regressions, including two confirmed partial responses (cPR) at the 160 mg QD dose level.

“Since first reporting preliminary TRIDENT-1 interim data for repotrectinib at the 2018 annual ASCO meeting, we are very pleased to see the results continue to strengthen with each subsequent data cut-off while maintaining a consistent safety profile in both TKI-naïve and TKI-pretreated ROS1+ NSCLC patients,” said Athena Countouriotis, M.D., president and chief executive officer. “The current treatment options for patients with ROS1+ advanced non-small cell lung cancer are limited, particularly when resistance develops to other TKIs. We look forward to finalizing our recommended Phase 2 dose and beginning the registrational portion of TRIDENT-1 in the second half of this year.”

Financial Update

The company separately filed its Form 10-Q today for the first quarter of 2019. Operating expenses during the first quarter were $14.1 million compared to $4.9 million in the first quarter of 2018. The $9.2 million increase was primarily due to increased personnel expenses and activities for the development of repotrectinib, TPX-0022 and TPX-0046. Net cash used in operating activities was $10.2 million, an increase from $5.4 million in the prior-year period.

Turning Point expects expenses will increase through the year as it plans to initiate up to four clinical trials in 2019 including: the Phase 2 TRIDENT-1 registrational study for repotrectinib; a Phase 1/2 study of repotrectinib in pediatric patients with advanced solid tumors with NTRK, ALK, or ROS1 alterations; a Phase 1 dose-finding study for TPX-0022, a novel MET, CSF1R and SRC inhibitor in patients with advanced solid tumors harboring genetic alterations in MET; and, pending completion of IND-enabling studies, a Phase 1 study of TPX-0046, a novel RET and SRC inhibitor in patients with advanced solid tumors with oncogenic RET genetic alterations.

Cash and cash equivalents at March 31 were $90 million. In addition, the company raised net proceeds of $175.2 million from its April 2019 initial public offering. The company projects its cash position will be sufficient to fund current operations into the second half of 2021.

About Turning Point Therapeutics Inc.

Turning Point Therapeutics is a clinical-stage precision oncology company with a pipeline of internally discovered investigational drugs designed to address key limitations of existing cancer therapies. The company’s lead program, repotrectinib, is a next-generation kinase inhibitor targeting genetic drivers of non-small cell lung cancer and advanced solid tumors. Repotrectinib has shown antitumor activity and durable responses among kinase inhibitor treatment-naïve and pre-treated patients, and is planned to enter a registrational Phase 2 study in the second half of 2019. Turning Point’s kinase inhibitors are designed to bind to their targets with greater precision and affinity than existing therapies, with a novel, compact structure that has demonstrated an ability to potentially overcome treatment resistance common with other kinase inhibitors. The company is driven to develop therapies that mark a turning point for patients in their cancer treatment. For more information, visit www.tptherapeutics.com.

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Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and therapeutic potential of repotrectinib, the results, conduct and timing of Turning Point Therapeutics’ clinical trials, including the Phase 1/2 TRIDENT-1 clinical trial, plans regarding future clinical trials, the regulatory approval path for repotrectinib, the strength of Turning Point Therapeutics’ balance sheet and the adequacy of cash on hand.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans”, “will”, “believes,” “anticipates,” “expects,” “intends,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Turning Point Therapeutics’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Turning Point Therapeutics’ business in general, and the other risks described in Turning Point Therapeutics’ filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Turning Point Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.